EXHIBIT 4.4 AND 10.7
AMENDMENT NO. 1 TO CREDIT AGREEMENT
This Amendment No. 1 to Credit Agreement (“Amendment”) is dated April 28, 2009, effective as of March 31, 2009 (“Effective Date”) between Tandy Brands Accessories, Inc., a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association (“Bank”).
Borrower and Bank entered into a Credit Agreement dated as of February 12, 2008 (“Credit Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Indebtedness”). Borrower and Bank have agreed to amend the terms of the Credit Agreement as provided in this Amendment.
Accordingly, Borrower and Bank agree as follows:
1. Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Credit Agreement.
2. Amendments. The Credit Agreement is amended as follows:
(a) The following term, which is defined in the Defined Terms Addendum attached to the Credit Agreement, is given the following amended definition:
“Revolving Credit Commitment” shall mean TWENTY SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($27,500,000).
(b) Section 1.8 of the Loan Terms, Conditions and Procedures Addendum attached to the Credit Agreement is amended to read in its entirety as follows:
     “1.8 Unused Commitment Fee. Borrower shall pay to Bank an unused commitment fee in an amount equal to the product of (a) 0.50% multiplied by (b) the difference between (i) the Revolving Credit Commitment and (ii) the aggregate outstanding principal balance of all Revolving Loans. Such fee shall be computed on a daily basis and shall be payable quarterly in arrears as of the end of each of Borrower’s fiscal quarters. Bank shall invoice Borrower for such fees, which invoice shall be due and payable within fifteen (15) days after receipt.”
(c) Section 4.3(g) of the Credit Agreement is amended to read in its entirety as follows:
     “(g) within thirty (30) days after and as of the end of each calendar month, a Compliance Certificate dated as of the end of such month;”
(d) The following subsection (k) is hereby added to Section 5.4 of the Credit Agreement immediately following existing subsection (j):
     “(k) Borrower’s obligations with respect to “Earn-Out Payments” under the Asset Purchase Agreement dated as of April 23, 2009 between Borrower and Chambers Belt Company.”
(e) Section 1.1 of the Financial Covenants Addendum attached to the Credit Agreement is amended to read in its entirety as follows:

     “1.1 Tangible Net Worth. Maintain a Tangible Net Worth as of the end of each of Borrower’s fiscal quarters, to be tested as of the end of each such fiscal quarter, not less the amount set forth below during the corresponding period set forth below:
(a)	Thirty Three Million Five Hundred Thousand Dollars ($33,500,000) as of March 31, 2009;

(b)	as of the end of each fiscal quarter thereafter, the sum of:
(i)	the amount of Tangible Net Worth that was required to be maintained as of the end of the immediately preceding fiscal quarter, plus

(ii)	fifty percent (50%) of the Net Income (if positive), for the fiscal quarter ended as of the date of determination, plus one hundred percent of the Fixed Asset Gain/Loss (if positive), for the fiscal quarter ended as of the date of determination; plus

(iii)	one hundred percent (100%) of the Net Cash Proceeds from the issuance of any equity ownership interests during the fiscal quarter ended as of the date of determination.”
3. Representations. Borrower represents and agrees that:
(a) Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Credit Agreement and in each related document, agreement, and instrument remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Credit Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.
(b) When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms.
(c) the Certificate of Incorporation, Bylaws and resolutions of Borrower certified by the Assistant Secretary of Borrower and delivered to Bank on or about February 12, 2008, remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, and Borrower continues to be in good standing under the laws of the State of Delaware.
(d) There is no default continuing under the Credit Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.
     4. Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of all of the following:
(a) this Amendment and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower;

(b) payment to Bank of an amendment fee in the amount of $100,000; and
(c) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate, including those items set forth on the Documentation Checklist attached hereto as Exhibit “A”; provided however, solely as to item 18 on Exhibit “A” (Warehouse Agreement), Borrower shall only be required to use commercially reasonable efforts to obtain the signature of UPS Supply Chain Solutions, Inc. (“UPS”), and Borrower’s inability to obtain such signature will not cause this Amendment to be ineffective.
5. Acknowledgment of Change in Chief Executive Officer: The Borrower has informed Bank that, effective October 1, 2008, J.S.B. Jenkins was replaced by N. Roderick McGreachy, III as chief executive officer of Borrower. The Bank acknowledges that the replacement of J.S.B. Jenkins as chief executive officer of the Borrower does not constitute an Event of Default under Section 6.1(g)(i) of the Credit Agreement.
6. No Other Changes. Except as specifically provided in this Amendment, this Amendment does not vary the terms and provisions of any note, mortgage, security agreement, or other document, instrument, or agreement evidencing, securing or relating to the Indebtedness or the Credit Agreement (“Loan Documents”). This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Credit Agreement.
7. Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Credit Agreement and the Loan Documents and agree that they remain in full force and effect.
8. Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank. This Amendment shall not be more strictly construed against one of the parties as compared to the other.
9. Confirmation of Lien Upon Collateral. Borrower acknowledges and agrees that Indebtedness and the individual advances under the Indebtedness are secured by the Collateral (as defined in the Credit Agreement) and that the Loan Documents constitute valid, legal, and binding agreements and obligations of Borrower. The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of any applicable Loan Document, and nothing herein contained shall affect or be construed to affect the lien or encumbrance created by any applicable Loan Document respecting the Collateral, or its priority over other liens or encumbrances.
10. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.
11. Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.
12. No Defenses. Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, this Amendment, the Credit Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.

13. Expenses. Borrower upon request shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank, including, without limitation, reasonable attorneys’ fees and legal expenses, incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.
14. Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.
[end of amendment — signature page follows]

     This Amendment No. 1 to Credit Agreement is executed and delivered as of the Effective Date.

Comerica Bank		TANDY BRANDS ACCESSORIES, INC.

By:	/s/ Steven Colwick	By:	/s/ Craig Mackey

	Name: Steven Colwick		Name: Craig Mackey
	Title: Vice President — Texas Division		Title: Chief Financial Officer
Acknowledgement and Consent of Guarantors
     Each of the undersigned has guaranteed the payment and performance of the Indebtedness by Borrower pursuant to a Guaranty dated as of February 12, 2008 (“Guaranty”). Each of the undersigned acknowledges and consents to the execution, delivery and performance of the foregoing Amendment No. 1 to Credit Agreement and the $27,500,000 Master Revolving Note dated as of [March 31, 2009] from Borrower to Bank, and agrees that its guaranty remains in full force and effect. Each of the undersigned further represents that (a) it is in compliance with all of the terms and conditions of its Guaranty; and (b) the organizational documents and resolutions of each of the undersigned certified by an authorized officer of the undersigned and delivered to Bank on or about February 12, 2008, remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, and each of the undersigned continues to be in good standing under the laws of the state of its incorporation or formation.

ACCESSORY DESIGN GROUP, INC.	TBAC MANAGEMENT COMPANY L.P.
TBAC — PRINCE GARDNER, INC.
AMITY/ROLFS, INC.	By:	TBAC General Management Company
TBAC GENERAL MANAGEMENT COMPANY	Its:	General Partner
TBAC INVESTMENTS, INC.
TBAC INVESTMENT TRUST	By:	/s/ Craig Mackey

TANDY BRANDS ACCESSORIES HANDBAGS, INC.		Craig Mackey
STAGG INDUSTRIES, INC.	Its:	Vice President
TBAC — TOREL, INC.
TBAC — ACQUISITION, INC.
SUPERIOR MERCHANDISE COMPANY
TBAC MASS MERCHANT QUALITY CONTROL, INC.

By:	/s/ Craig Mackey
Craig Mackey, as Vice President of each of the above